Exhibit 99

                                     (Logo)



                              PHC, INC. TO ACQUIRE
                          PIVOTAL RESEARCH CENTERS, LLC

  Acquisition Significantly Expands Company's Pharmaceutical Research Division
    -Expected to add $4 Million in Annual Revenues; Be Accretive to `04 EPS-

FOR IMMEDIATE RELEASE

Company Contact:          Investor Relations Contact:
---------------           --------------------------
PHC, Inc.                 Hayden Communications, Inc.
Bruce A. Shear            Matthew Hayden
978-536-2777              843-272-4653

Peabody, MA, January 20, 2004 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (OTC Bulletin Board: PIHC), a leading provider of inpatient and outpatient behavioral health services, announced today that it has signed a definitive purchase agreement to acquire Pivotal Research Centers, LLC ("Pivotal"). Pivotal completed 2003 with approximately $4 million in revenues and net profit margins in excess of 20 percent.

Based in Phoenix, Arizona., Pivotal performs all phases of clinical research for Phase I-IV drugs under development through two dedicated research sites, including one of the largest single psychiatric and neurologic sites in the country. Pivotal currently has 29 enrolling studies and an additional 24 ongoing studies with a current fill rate on study contracts of 117.5 percent. Approximately 75-80 percent of Pivotal's research activity is in central nervous system (CNS) research and the Company currently has trials in Alzheimer's disease, ADHD, Diabetes Type II, Generalized Anxiety Disorder, Insomnia, Major Depressive Disorder, Obesity, Pain, Parkinson's Disease, Shift Work Sleep Disorder, osteoarthritis and cognitive impairment. Sponsors include names such as AstraZeneca, Bristol Meyers Squibb, Cephalon, Forest, Glaxo SmithKline, Lilly, Merck, Mylan, Novartis, Organon, Pfizer, Sepracor and Wyeth.

Bruce A.  Shear,  chairman  and chief  executive  officer of Pioneer  Behavioral
Health, commented, "This acquisition will greatly improve and expand our Pharmaceutical Research Division, while being accretive to earnings. With more than ten years of experience, Pivotal is the perfect fit for our Company based on their solid reputation, strong financial performance, comprehensive facilities and established relationships with large pharmaceutical companies. Further, Pivotal's strong management and clinical expertise in CNS and internal medicine disorder research will expand the number of different pharmaceutical research trials we can offer to our current customers. We feel strongly that this is a prudent investment for our Company, particularly as we have made it our goal to expand the breadth and scope of this division over the coming year."

Pivotal's Medical Director and Founder, Louis Kirby, MD, is a recognized leader in the clinical trial industry, and maintains strong relationships with many pharmaceutical companies. Dr. Kirby and Pivotal were profiled in the January 2004 edition of Applied Clinical Trials, a leading publication for the clinical trial field.

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Mr.  Shear  continued,  "Dr.  Kirby is a well  respected  scientist  and  driven researcher who lives to help people. During the past 10 years, Pivotal has completed more than 300 clinical studies in more than 20 disciplines, working with more than 65 different sponsors and CRO's, including 75 Alzheimer's trials and 30 depression trials. The Company's two centers are currently conducting trials for diabetes, arthritis, Insomnia and Alzheimer's treatments. Dr. Kirby adds significantly to the Pioneer team, and Pivotal will greatly enhance Pioneer's existing capabilities."

Mike Colombo, Pivotal's current COO, will assume the CEO position of the successor organization. Mr. Colombo comes from the aerospace industry having successfully directed a 2 billion multi-year aircraft contract. He brought his large company management expertise to the clinical trials industry and is responsible for introducing many of the management innovations that helped make Pivotal an industry leader.

Upon closing, PHC, Inc. will deliver $1.5 million in cash and $500,000 in PHC, Inc. common stock. In addition, PHC, Inc. is obligated to deliver payment on three performance based notes over the next five years, which are directly tied to specific profitability thresholds. Management anticipates the acquisition will be accretive to Pioneer's earnings during fiscal 2004.

About Pioneer Behavioral Health

Pioneer Behavioral Health contracts with national insurance companies, major transportation and gaming companies to provide behavioral health services. Pioneer also owns and operates Wellplace.com, a leading provider of Internet and 24/hr telephonic based behavioral health services to consumers and other segmented populations, and Pioneer Pharmaceutical Research, a growing clinical trials company. For more information, visit www.phc-inc.com, or www.haydenir.com.

About Pivotal Research Centers, LLC

Pivotal Research Centers consists of two high performance and professionally managed investigative sites in the Phoenix metropolitan area with expertise in performing large, complex clinical research studies including phase I, Ib and IIa, III and IV. The sites, one in Peoria/Sun City and the other in Mesa/East Valley, are each staffed with experienced principal investigators and study staff. With comprehensive facilities, Pivotal's 35 research professionals deliver top performance to their pharmaceutical and CRO partners. For more information about Pivotal, visit www.pivotalresearch.com.

This press release may include forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. These factors and risks are discussed in the company's annual report on Form 10-KSB for the years ended June 30, 2002 and 2003, copies of which were filed with the Securities and Exchange Commission, and in our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission since October 2003.




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